       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 1995
                                                     REGISTRATION NO. 33-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                        OCCIDENTAL PETROLEUM CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE

                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                   95-4035997

                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                            10889 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                 (310) 208-8800
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            DONALD P. DE BRIER, ESQ.
                                GENERAL COUNSEL
                        OCCIDENTAL PETROLEUM CORPORATION
                            10889 WILSHIRE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                 (310) 443-6176
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

============================================================================================
                                                   PROPOSED         PROPOSED
                                    AMOUNT         MAXIMUM          MAXIMUM         AMOUNT OF
TITLE OF SECURITIES                 TO BE          OFFERING        AGGREGATE       REGISTRATION
TO BE REGISTERED                REGISTERED(1)      PRICE(2)    OFFERING PRICE(2)       FEE
- -------------------------------------------------------------------------------------------------
Debt Securities................   $750,000,000     100%(3)      $750,000,000(3)      $258,623
============================================================================================

(1) In United States dollars or the equivalent thereof in one or more foreign currencies, composite currencies or currency units. If any of these securities are issued at a discount from their principal amount, the principal amount will be increased such that the aggregate offering price will equal $750,000,000.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Exclusive of accrued interest, if any.

                            ------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 17, 1995

PROSPECTUS

                        OCCIDENTAL PETROLEUM CORPORATION
(LOGO)
                             SENIOR DEBT SECURITIES

                            ------------------------

     Occidental Petroleum Corporation ("Occidental") may offer from time to time pursuant to this Prospectus its senior unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"). The Debt Securities will be limited to $750,000,000 aggregate public offering price (or, if applicable, the equivalent thereof in any foreign currency or composite currency or currency unit, based on the applicable exchange rate in effect at the time of the sale of such Debt Securities). The Debt Securities may be offered as a single series or as two or more separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in one or more Prospectus Supplements.

     The terms of each series of Debt Securities, including, where applicable, the specific designation, the aggregate principal amount, the authorized denominations, the maturity, the rate or rates and the time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, the initial public offering price, the proceeds to Occidental and any other specific terms in connection with the offering and sale of such series will be set forth in one or more Prospectus Supplements. As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of Occidental if so specified in an applicable Prospectus Supplement, in any other currency or in composite currencies or currency units or in amounts determined by reference to an index. This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

     The Debt Securities may be sold to or through one or more underwriters or dealers, directly by Occidental, or through one or more agents designated from time to time. See "Plan of Distribution." If any underwriter or agent of Occidental is involved in the sale of any Debt Securities in respect of which this Prospectus is being delivered, the name of such underwriter or agent and any applicable commission or discount will be set forth in a Prospectus Supplement. The net proceeds to Occidental from such sale also will be set forth in such Prospectus Supplement.

     The Debt Securities may be issued in registered form or bearer form or both. Debt Securities issued in bearer form may be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. If the Debt Securities of any series are issuable in bearer form, certain limitations on such issuance will be set forth in an applicable Prospectus Supplement.

     For a discussion of certain United States Federal income tax consequences to holders of Debt Securities, see "United States Taxation."

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
           ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1995.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY OCCIDENTAL OR ANY UNDERWRITER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

     Occidental has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Debt Securities. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Debt Securities offered hereby, reference is made to the Registration Statement and exhibits thereto, which may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates.

     Occidental is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at, and, upon payment of the Commission's customary charges, copies may be obtained from, the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material should also be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Occidental with the Commission, are hereby incorporated by reference in this Prospectus:

           (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

           (ii) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995; and

          (iii) Current Reports on Form 8-K, dated January 25, 1995 and April 20, 1995.

     All documents filed by Occidental pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Occidental will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any documents incorporated by reference herein, except for exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Occidental Petroleum Corporation, 10889 Wilshire Boulevard, Los Angeles, California 90024, Attention: Fred J. Gruberth, Vice President and Treasurer (telephone (310) 208-8800).
                            ------------------------

     Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars" or "U.S.$").

                        OCCIDENTAL PETROLEUM CORPORATION

     Occidental, a Delaware corporation, explores for, develops, produces and markets crude oil and natural gas; engages in interstate and intrastate natural gas transmission and marketing; and manufactures and markets a variety of basic chemicals, petrochemicals and polymers and plastics. Occidental conducts its principal operations through three subsidiaries: Occidental Oil and Gas Corporation, MidCon Corp. and Occidental Chemical Corporation. Occidental's executive offices are located at 10889 Wilshire Boulevard, Los Angeles, California 90024; telephone (310) 208-8800.

                                USE OF PROCEEDS

     Unless otherwise indicated in an applicable Prospectus Supplement, Occidental intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes, primarily the retirement of outstanding indebtedness.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following are Occidental's total enterprise ratios of earnings to fixed charges for each of the periods indicated:

THREE MONTHS ENDED
     MARCH 31,                                YEARS ENDED DECEMBER 31,
- -------------------         ------------------------------------------------------------
1995          1994           1994          1993         1992         1991          1990
- ----         ------         ------         ----         ----         ----         ------
 2.7           --(a)          --(b)        1.41         1.30         1.70           --(c)

 ---------------

(a) For the three months ended March 31, 1994, earnings were inadequate to cover fixed charges by $58 million.

(b) For the year ended December 31, 1994, earnings were inadequate to cover fixed charges by $1 million.

(c) For the year ended December 31, 1990, earnings were inadequate to cover fixed charges by $1.547 billion.

     Earnings are based on Occidental's consolidated income from continuing operations, before taxes on income (other than foreign oil and gas taxes) and before fixed charges. Fixed charges consist of interest and debt expense, including the proportionate share of interest and debt expense of 50-percent-owned equity investments, the portion of lease rentals representative of the interest factor and preferred dividends to minority stockholders of subsidiaries adjusted to a pretax basis.

                       DESCRIPTION OF THE DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent to which such general provisions may apply to the Offered Securities will be described in a Prospectus Supplement relating to such Offered Securities.

     The Debt Securities will be issued under an Indenture, to be dated as of May 1, 1995 (the "Indenture"), between Occidental and The Bank of New York, as trustee (the "Trustee"). The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and holders of the Debt Securities are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Debt Securities and of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, the proposed form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings given to them in the Indenture. The term "Securities," as used under this caption, refers to all securities issued or issuable from time to time under the Indenture and includes the Debt Securities.

GENERAL

     The Indenture will not limit the aggregate principal amount of Securities that may be issued thereunder, and Securities may be issued thereunder from time to time as a single series or in two or more separate series. As of the date of this Prospectus, Occidental has authorized the issuance under the Indenture of up to $750,000,000 aggregate public offering price of the Debt Securities, none of which was outstanding as of the date of this Prospectus. The Indenture will not limit the ability of Occidental or its subsidiaries to incur additional unsecured indebtedness.

     The Securities will be senior unsecured obligations of Occidental. However, substantially all of Occidental's operations are conducted through subsidiaries, and any right of Occidental to receive assets of any of its subsidiaries upon the liquidation or recapitalization of any such subsidiary (and the consequent right of Holders of the Securities to participate in those assets) will be subject to the claims of such subsidiary's creditors, except to the extent that Occidental is itself recognized as a creditor of such subsidiary. Even in the event Occidental is recognized as a creditor of a subsidiary, Occidental's claims would still be subject to any security interests in the assets of such subsidiary and any indebtedness or other liability of such subsidiary senior to Occidental's claims. Accordingly, by operation of the foregoing principles, the Securities will be effectively subordinated to all indebtedness and other liabilities, including trade accounts payable, of Occidental's subsidiaries. As of March 31, 1995, the total amount of indebtedness and other liabilities of such subsidiaries that would have been senior to the Holders' rights under the Securities within the meaning of the two preceding sentences was approximately $3.3 billion (excluding interest).

     Reference is made to the Prospectus Supplement that accompanies this Prospectus for a description of the specific terms of the Offered Securities to which such Prospectus Supplement relates, including, without limitation: (i) the title of the Offered Securities; (ii) any limit on the aggregate principal amount of the Offered Securities; (iii) whether the Offered Securities are to be issuable as Registered Securities, Bearer Securities or both, whether the Offered Securities may be represented by a Security in temporary or definitive global form, and, if so, the initial Depositary with respect to such temporary or definitive global Security, and, if other than as provided in Section 304 or
Section 305 of the Indenture, as applicable, whether, and the circumstances under which, beneficial owners of interests in any such temporary or definitive global Security may exchange such interests for Securities of such series of like tenor and of any authorized form and denomination; (iv) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Securities will be issued; (v) the date or dates on which the principal of the Offered Securities is payable or the method of determination thereof; (vi) the rate or rates (which may be fixed or variable) at which the Offered Securities will bear interest, if any, or the method of calculating such rate or rates and the date or dates from which such interest, if any, will accrue; (vii) the Interest Payment Dates on which such interest, if any, on the Offered Securities will be payable and the Regular Record Date for any interest payable on any Offered Securities that are Registered Securities on any Interest Payment Date; (viii) the person to whom any interest will be payable on any Offered Security that is a Registered Security, if other than the person in whose name the Offered Security is registered at the close of business on the Regular Record Date for the payment of such interest; (ix) the manner in which, or the person to whom, any interest on any Offered Security that is a Bearer Security will be payable, if other than upon presentation and surrender of the coupons appertaining thereto, and the extent to which, or the manner in which, any interest payable on a temporary or definitive global Security on an Interest Payment Date will be paid; (x) any mandatory or optional sinking fund or analogous provisions and any provisions for the remarketing of the Offered Securities; (xi) each office or agency where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of and interest, if any, on the Offered Securities will be payable and each office or agency where, subject to the terms of the Indenture as described below under "Form, Exchange, Registration and Transfer," the Offered Securities may be presented for exchange and Offered Securities that are Registered Securities may be presented for registration of transfer; (xii) the date, if any, after or on which, and the price or prices at which, the Offered Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions; (xiii) the denominations in which any Offered Securities that are Registered Securities will be issuable, if other than the denomination of $1,000 and any integral multiple thereof, and the denominations in which any Offered Securities that are Bearer

Securities will be issuable, if other than denominations of $5,000 and $100,000;
(xiv) the currency or currencies, including composite currencies or currency units, for which the Offered Securities may be purchased or in which the Offered Securities may be denominated, and/or the currency or currencies, including composite currencies or currency units, for the payment of principal of and interest, if any, on the Offered Securities, if other than U.S. dollars, and, if other than U.S. dollars, whether the Offered Securities may be satisfied and discharged other than as provided in Article Four of the Indenture; (xv) if the amounts of payments of principal of and interest, if any, on the Offered Securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which the Offered Securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto; (xvi) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities that will be payable upon declaration of acceleration of the Maturity thereof pursuant to an Event of Default; (xvii) if other than as defined in the Indenture, the meaning of "Business Day" when used with respect to the Offered Securities; (xviii) if the Offered Securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary Security of such series or otherwise), or any instalment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Indenture, the forms and terms of such certificates, documents or conditions; (xix) any addition to, or modification or deletion of, any Event of Default or any covenant of Occidental specified in the Indenture with respect to the Offered Securities; and (xx) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture. Any such Prospectus Supplement also will describe any special provisions for the payment of additional amounts with respect to the Offered Securities. The variable terms of the Securities are subject to change from time to time, but no such change will affect any Security already issued or as to which an offer to purchase has been accepted by Occidental.

     Securities may be issued as Discount Securities, which may be sold at a discount below their principal amount. Special United States Federal income tax considerations applicable to Securities issued at an original issue discount, including Discount Securities, are described generally under "United States Taxation -- Original Issue Discount" and may be described in more detail in any applicable Prospectus Supplement. Special United States Federal tax considerations and other restrictions or terms applicable to any Offered Securities that are (i) issuable in bearer form, (ii) offered exclusively to United States Aliens (as defined in the Indenture) or (iii) denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     The Securities of a series may be issued solely as Registered Securities, solely as Bearer Securities (with or without coupons attached) or as both Registered Securities and Bearer Securities. Securities of a series may be issuable in whole or part in the form of one or more global Securities, as described below under "Global Securities."

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the Holder, subject to the terms of the Indenture, Bearer Securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a Regular Record Date or a Special Record Date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and such interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities.

     Securities may be presented for exchange as provided above, and, unless otherwise indicated in an applicable Prospectus Supplement, Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by Occidental for such purpose with respect to any series of Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such exchange or transfer, as the case may be, will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Occidental has initially appointed the Trustee as Security Registrar. If a Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) designated by Occidental with respect to any series of Securities, Occidental may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Securities of a series are issuable only as Registered Securities, Occidental will be required to maintain a transfer agent in each Place of Payment for such series, and, if Securities of a series are issuable as Bearer Securities, Occidental will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. Occidental may at any time designate additional transfer agents with respect to any series of Securities.

     In the event of any partial redemption of Securities of any series, Occidental will not be required to (i) issue, register the transfer of or exchange Securities of that series during a period beginning at the opening of business 15 days before any selection of Securities of that series to be redeemed and ending at the close of business on (a) if Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (b) if Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and of like tenor and principal amount that is immediately surrendered for redemption.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as Occidental may designate from time to time, except that, at the option of Occidental, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto, as such address shall appear in the Security Register, or (ii) by wire transfer to an account maintained by the Person entitled thereto, as specified in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any instalment of interest on a Registered Security will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest instalment.

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and interest, if any, on Bearer Securities will be made, subject to any applicable laws and regulations, at the offices of such Paying Agent or Paying Agents outside the United States as Occidental may designate from time to time, or by check or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, any payment of an instalment of interest on any Bearer Security will be made only against surrender of the coupon relating to such interest instalment.

     Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee, acting through its Corporate Trust Office, will be designated as Occidental's sole Paying Agent for payments with respect to Securities that are issuable solely as Registered Securities and as Occidental's Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to Securities (subject to any limitations described in any applicable Prospectus Supplement) that are issuable as Bearer Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by Occidental for the Offered Securities will be named in an applicable Prospectus Supplement. Occidental may at any time designate one or more additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Securities of a series are issuable only as Registered Securities, Occidental will be required to maintain a Paying Agent in each Place of Payment for such series, and, if Securities of a series are issuable as Bearer Securities, Occidental will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York, for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described in the Indenture, but not otherwise) and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any related coupons may be presented and surrendered for payment; provided, however, that if the Securities of such series are listed on The London Stock Exchange or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, Occidental will maintain a Paying Agent in London, Luxembourg or any other required city located outside the United States, as the case may be, for the Securities of such series.

     All moneys paid by Occidental to a Paying Agent for the payment of principal of or interest, if any, on any Security that remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to Occidental, and the Holder of such Security or any coupon will thereafter look only to Occidental for payment thereof.

GLOBAL SECURITIES

     The Securities of a series may be issued in whole or in part in global form. A Security in global form will be deposited with, or on behalf of, a Depositary, which will be identified in an applicable Prospectus Supplement. A global Security may be issued in either registered or bearer form and in either temporary or definitive form. A Security in global form may not be transferred, except as a whole, by the Depositary for such Security to a nominee of such Depositary, or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If any Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Security may exchange such interests for definitive Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Security and the specific terms of the depositary arrangement with respect to any such global Security.

CERTAIN COVENANTS OF OCCIDENTAL

     Limitation on Liens. Occidental will not, nor will it permit any Consolidated Subsidiary (as defined below) to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt (as defined below), unless the Securities are secured equally and ratably with (or prior to) such Secured Debt. This covenant will not apply to: (i) Liens (as defined below) existing on the date of the Indenture; (ii) Liens existing on property of, or on any shares of stock or Indebtedness of, any corporation at the time such corporation becomes a Consolidated Subsidiary; (iii) Liens in favor of Occidental or a Consolidated Subsidiary; (iv) Liens in favor of governmental bodies to secure progress, advance or other payments; (v) Liens existing on property, shares of stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any Indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof; and (vi) any extension, renewal or refunding of any Liens referred to in the foregoing clauses (i) through (v). Notwithstanding the foregoing, Occidental and one or more Consolidated Subsidiaries may incur, create, assume, guarantee or otherwise become liable with respect to Secured Debt that would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of such Secured Debt, together with the aggregate amount of all other such Secured Debt of Occidental and its Consolidated Subsidiaries then outstanding, plus the Discounted Rental Value (as defined below) in respect of sale and leaseback transactions subject to the restrictions discussed in the following paragraph, would not exceed 10% of consolidated Net Tangible Assets (as defined below).

     Limitation on Sale and Leaseback Transactions. Occidental will not nor will it permit any Consolidated Subsidiary to sell and lease back any Principal Domestic Property (as defined below) unless: (i) the transaction is one in which the sale has occurred within 360 days after the later of the acquisition, completion of construction or commencement of full operations of the Principal Domestic Property; (ii) Occidental or such Consolidated Subsidiary could subject such Principal Domestic Property to a Lien pursuant to the provisions described above under "Limitation on Liens" in an amount equal to the Discounted Rental Value with respect to the sale and leaseback transaction without equally and ratably securing the Securities; or (iii) Occidental, within 120 days after such sale, applies or causes to be applied to the retirement of its Funded Debt (as defined below) an amount (subject to credits for certain voluntary retirements of Funded Debt) not less than the greater of (a) the net proceeds of the sale of the Principal Domestic Property leased pursuant to such arrangement or (b) the fair value of the Principal Domestic Property so leased. This restriction will not apply to any sale and leaseback transaction (i) between Occidental and a Consolidated Subsidiary or between Consolidated Subsidiaries or (ii) involving the taking back of a lease for a period, including renewals, of not more than three years.

     Other than the limitations in the Indenture on Liens and sale and leaseback transactions described above, the provisions of the Indenture do not afford Holders of the Debt Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, change in control, merger or similar transaction involving Occidental that may adversely affect Holders of the Debt Securities.

CERTAIN DEFINITIONS

     "Consolidated Subsidiary" means any Subsidiary included in the financial statements of Occidental and its Subsidiaries prepared on a consolidated basis in accordance with generally accepted accounting principles.

     "Discounted Rental Value" means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent (after deducting the amount of rent to be received by such Person under noncancelable subleases) required to be paid by such Person under such lease during the remaining noncancelable term thereof (including any such period for which such lease has been extended or may, at the option of the lessor, be extended), discounted from the respective due dates thereof to such date at a rate per annum of 11 3/4%. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period, after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. If and to the extent the amount of any rent during any future period is not definitely determinable under the lease in question, the amount of such rent shall be estimated in such reasonable manner as the Board of Directors of Occidental may in good faith determine.

     "Funded Debt" means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more, even though such Indebtedness may also conform to the definition of Short-Term Borrowing.

     "Lien" means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money but excluding any security interest which a lessor may be deemed to have under a lease and any lien which may be deemed to exist under a Production Payment or under any subordination arrangement. "Production Payment" means any economic interest in oil, gas or mineral reserves which (i) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production and (ii) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

     "Net Tangible Assets" of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with generally accepted accounting principles, after deducting from such total, without duplication of deductions, (i) all Current Liabilities of such Person;
(ii) that portion of the book amount of all such assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense; and (iii) the amount, if any, at which any stock of such Person appears on the asset side of such balance sheet.

     "Principal Domestic Property" means any (i) developed oil or gas producing property, (ii) mining property, (iii) processing or manufacturing plant, or (iv) natural gas transmission facility which as of the date of the Indenture is or thereafter is owned or leased by Occidental or any Consolidated Subsidiary and which is located in the continental United States (provided, however, that any such property, plant or facility declared by the Board of Directors by Board Resolution not to be of material importance to the business of Occidental and its Consolidated Subsidiaries taken as a whole will be excluded from the foregoing definition).

     "Secured Debt" means any Indebtedness of Occidental or any Consolidated Subsidiary, secured by a Lien on any Principal Domestic Property or on any shares of stock or on any Indebtedness of any Consolidated Subsidiary which owns any Principal Domestic Property.

MERGER AND CONSOLIDATION

     Occidental may consolidate with or merge into any other corporation, and Occidental may convey, transfer or lease its properties and assets substantially as an entirety to any Person, provided that: (i) the corporation formed by such consolidation or into which Occidental is merged, or the Person that acquires by conveyance or transfer or which leases the properties and assets of Occidental substantially as an entirety, shall be organized and existing under the laws of the United States, any State thereof or the District of Columbia and shall expressly assume the payment of the principal of and interest on the Securities and the performance of every covenant of the Indenture on the part of Occidental to be performed or observed; and (ii) after giving effect to such transaction, no Event of Default (as described below), and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing.

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to each series of Securities individually: (i) default in the payment of any instalment of interest on any Security of such series when due, continued for 30 days; or (ii) default in the payment of the principal of any Security of such series when due; or (iii) default in the performance, or breach, of any other Indenture covenant or warranty of Occidental (other than a covenant or warranty that is solely for the benefit of other series of the Securities), continued for 60 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of such series; or (iv) acceleration of any indebtedness for money borrowed by Occidental under the terms of the instrument under which such indebtedness is or may be outstanding, if such indebtedness is not discharged or such acceleration is not annulled or rescinded within 20 days after written notice by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of such series (provided, that no Event of Default under this clause (iv) shall be deemed to exist as a result of an acceleration of any such indebtedness if the principal of and interest on such indebtedness, when added to the principal of and interest on all other such indebtedness which has been accelerated as aforesaid (excluding any such indebtedness which has been discharged or as to which the acceleration has been duly rescinded or annulled), shall not exceed $50,000,000); or (v) certain events of bankruptcy, insolvency or reorganization of Occidental. If an Event of Default with respect to the Securities of any series occurs and is continuing, the Trustee or Holders of not less than 25% in principal amount of the Outstanding Securities of such series may declare the principal amount (or, if any of the Securities of such series are Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms thereof) of all of the Securities of such series to be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the Outstanding Securities of such series may rescind such a declaration.

     The Holders of a majority in principal amount of the Outstanding Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of such series, provided that such direction is not in conflict with any rule of law or the Indenture. In case an Event of Default occurs (and is not cured), the Trustee is required to exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Securities, unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with any such request or direction.

MODIFICATION AND WAIVER

     Occidental and the Trustee may execute a supplemental indenture, without the consent of the Holders of the Securities or any related coupons: (i) to add to the covenants, agreements and obligations of Occidental for the benefit of the Holders of all the Securities of any series or to surrender any right or power conferred in the Indenture upon Occidental; (ii) to evidence the succession of another corporation to Occidental and the assumption by it of the covenants of Occidental in the Indenture and the Securities; (iii) to provide that Bearer Securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal of or interest, if any, on Bearer Securities, to permit Bearer Securities to be issued in exchange for Registered Securities, to permit Bearer Securities to be issued in exchange for Bearer Securities of other authorized denominations or to permit the issuance of Securities in uncertificated form, provided that any such action shall not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect; (iv) to establish the form or terms of Securities of any series and any related coupons as permitted by Sections 201 and 301 of the Indenture; (v) to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the Securities of one or more series and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (vi) to cure any ambiguity or correct any inconsistency in the Indenture or make other changes, provided that no such action shall adversely affect the interests of the Holders of the Securities; (vii) to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of Securities), provided that any such addition, change or elimination neither (a) applies to any Security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision nor (b) modifies the rights of the Holder of any such Security with respect to such provision; (viii) to secure the Securities; or (ix) if allowed under applicable laws and regulations, to permit payment in the United States of principal or interest on Bearer Securities or coupons.

     With the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of the series affected by such supplemental indenture, Occidental and the Trustee also may execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of Securities or modify in any manner the rights of the holders of the Securities of such series and any related coupons under the Indenture, provided that no such supplemental indenture will, without the consent of the Holder of each Outstanding Security affected thereby:
(i) change the stated maturity of the principal of, or any instalment of interest on, any such Security or any premium payable upon redemption thereof, or reduce the amount of principal of any such Discount Security that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the principal amount of, or the rate of interest on, any such Security;
(iii) change the place or currency of payment of principal or interest, if any, on any such Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Security; (v) reduce the above-stated percentage of Holders of Securities of any series necessary to modify or amend the Indenture; or (vi) modify the foregoing requirements or reduce the percentage in principal amount of Outstanding Securities of any series necessary to waive any covenant or past default. Holders of not less than a majority in principal amount of the Outstanding Securities of any series may waive certain past defaults and may waive compliance by Occidental with certain of the restrictive covenants described above with respect to the Securities of such series.

DISCHARGE

     Unless otherwise indicated in an applicable Prospectus Supplement, Occidental may terminate at any time its obligations under the Indenture with respect to the Securities of any series by (i)(a) delivering all Outstanding Securities of such series to the Trustee for cancellation or (b) depositing with the Trustee funds or non-callable United States government obligations sufficient to pay all remaining indebtedness on the Securities of such series and (ii) complying with certain other provisions of the Indenture. See "United States Taxation -- Defeasance of Debt Securities."

REPORTS

     Occidental is required to furnish to the Trustee annually (i) a statement as to the fulfillment by Occidental of all of its covenants under the Indenture and (ii) within 20 days after the occurrence thereof, notice of each acceleration which, with the giving of notice and the lapse of time, would be an Event of Default, as described above in clause (iv) under "Events of Default."

THE TRUSTEE

     The Trustee is a New York banking corporation. The Trustee is a participating lender under a revolving credit agreement of Occidental and provides commercial banking services to Occidental and certain of its subsidiaries. The Indenture contains certain limitations on the rights of the Trustee, as a creditor of Occidental, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with Occidental and its subsidiaries; provided, however, that if the Trustee acquires any conflicting interest at such time as a default is pending under the Indenture, it must (with certain exceptions) eliminate such conflict or resign.

                             UNITED STATES TAXATION

GENERAL

     Set forth below is a summary of certain Federal income tax considerations of importance to the original purchasers of the Debt Securities. The summary does not discuss all of the aspects of Federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss any foreign, state or local income or other tax considerations. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and on regulations, rulings and decisions that are now in effect, all of which are subject to change, possibly retroactively. Prospective purchasers of the Debt Securities are advised to consult with their tax advisors regarding the Federal, state, local and foreign income and other tax consequences of purchasing, holding and disposing of the Debt Securities. Special Federal tax considerations and other restrictions or terms applicable to any Debt Securities that are issuable as Bearer Securities, offered exclusively to United States Aliens or denominated in a currency other than United States dollars will be set forth in an applicable Prospectus Supplement.

     For purposes of this summary, "United States Alien" means any person who, for Federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust or a foreign partnership, one or more of the members of which is, for Federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

ORIGINAL ISSUE DISCOUNT

     Debt Securities with a term greater than one year may be issued with original issue discount for Federal income tax purposes. Original issue discount may arise because the stated principal amount at maturity of a Debt Security exceeds its issue price by more than a de minimis amount or because of certain interest payment characteristics of the Debt Security (e.g., interest holidays, interest payable in additional Debt Securities, stepped rates or rates based on multiple indices). If the Debt Securities are issued with original issue discount, holders of the Debt Securities will be required to include amounts in gross income for Federal income tax purposes in advance of the receipt of the cash to which such income is attributable. The amount of original issue discount to be included in income in any tax period will be determined using a constant yield-to-maturity method that will result in the allocation of less original issue discount to the earlier years of the term of the Debt Securities and more original issue discount to the later years. Any amounts included in income as original issue discount will increase a holder's tax basis in the Debt Security. Any special Federal income tax considerations that may be applicable to Debt Securities that (i) provide for interest at one or more variable rates; or (ii) provide for any amounts of payments of interest or principal to be determined by reference to an index, formula or other method, or based on a currency other than that in which the Debt Securities are stated to be payable, will be set forth in the applicable Prospectus Supplement or any Pricing Supplement thereto.

     Occidental will report annually to the Internal Revenue Service and each holder the original issue discount accrued with respect to the Debt Security. Prospective holders are advised to consult their tax advisors with respect to the particular original issue discount characteristics of the Debt Security that is being purchased.

ACQUISITION DISCOUNT

     Debt Securities that have a fixed maturity of one year or less may be issued with acquisition discount. Acquisition discount may arise for the reasons stated above with respect to original issue discount. Accrual basis taxpayers and taxpayers in certain specified classes would be required to include acquisition discount in income currently, in an amount and manner similar to that applicable to original issue discount. Individuals and other cash basis taxpayers holding such Debt Securities are not required but may elect to include accrued acquisition discount in income until the cash attributable to such amounts is received, which amounts will be treated as ordinary income. A holder who does not recognize acquisition discount currently also may be subject to limitations on the deductibility of interest on indebtedness incurred to purchase or, in certain circumstances, carry such Debt Securities.

DISPOSITION OF DEBT SECURITIES

     In general, and subject to the foregoing discussion of acquisition discount, an original holder of a Debt Security will recognize gain or loss on the sale, redemption, exchange or other disposition of the Debt Security, which gain or loss will be measured by the difference between the amount of cash received (except to the extent attributable to accrued interest) and the holder's tax basis in the Debt Security.

DEFEASANCE OF DEBT SECURITIES

     If Occidental exercises its right to satisfy and discharge its obligations under the Indenture with respect to any series of the Debt Securities prior to its maturity by depositing money or United States government obligations in trust for holders of outstanding Debt Securities of that series, such satisfaction and discharge ("discharge"), under present law, is likely to be treated as a redemption of the Debt Securities of that series prior to maturity in exchange for the property deposited in trust. In such event, and subject to the foregoing discussion of acquisition discount, each holder would generally recognize, at the time of discharge, gain or loss measured by the difference between (i) the sum of (a) the amount of any cash and (b) the fair market value of any property deemed received (except to the extent attributable to accrued interest) and (ii) the holder's tax basis in the Debt Securities deemed surrendered. Thereafter, each holder would be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust. Each holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged Debt Security would not receive cash (except for current payments of interest on such Debt Security) until the maturity or earlier redemption of such Debt Security. Such tax treatment could affect the purchase price that a holder would receive upon the sale of the Debt Securities.

HOLDERS WHO ARE UNITED STATES ALIENS

     Under present Federal income and estate tax law, assuming certain certification requirements are satisfied (which, in the case of Registered Securities, includes identification of the beneficial owner of a Debt Security), and subject to the discussion of backup withholding below:

          (i) payments of interest (including any original issue discount) on a Debt Security to any United States Alien holder will not be subject to Federal income or withholding tax; provided that (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Occidental entitled to vote, (b) the holder is not (1) a foreign tax-exempt organization or foreign private foundation for Federal income tax purposes, (2) a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business or (3) a controlled foreign corporation that is related to Occidental through stock ownership and (c) such interest payments are not effectively connected with the conduct of a United States trade or business of the holder;

          (ii) a holder of a Debt Security who is a United States Alien will not be subject to Federal income or withholding tax on gain realized on the sale, exchange, retirement or other disposition of such Debt Security, unless (a) such holder is an individual who is present in the United States for 183 days or more during the taxable year and holds such Debt Security as a capital asset, and certain other requirements are met, or (b) the gain is effectively connected with the conduct of a United States trade or business of the holder; and

          (iii) a Debt Security held by an individual, who at the time of death is not a citizen or resident of the United States, will not be subject to Federal estate tax as a result of such individual's death unless (a) the income from the Debt Security is effectively connected with a United States trade or business of the holder or (b) the individual actually or constructively owns 10% or more of the total combined voting power of all classes of stock of Occidental entitled to vote.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Occidental will, where required, report to the holders of the Debt Securities and the Internal Revenue Service the amount of any interest paid or original issue discount accruing on the Debt Securities in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     Under current Federal income tax law, a 31% backup withholding tax is required with respect to certain interest and principal payments made to, and the proceeds of sales before maturity by, certain United States holders if such persons fail to supply their taxpayer identification numbers and other information. Under temporary United States Treasury Department regulations, backup withholding tax and certain information reporting requirements will generally not apply to interest paid with respect to a Debt Security to a United States Alien at an address outside the United States. Payments by a United States office of a broker of the proceeds of a sale of a Debt Security are subject to both backup withholding and information reporting, unless the holder certifies its United States Alien status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements (but not backup withholding) also will apply to payments of the proceeds of sales of Debt Securities by foreign offices of United States brokers, or foreign brokers with certain types of relationships to the United States, unless the broker has documentary evidence in its records that the holder is a United States Alien and certain other conditions are met or the holder otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against a holder's United States Federal income tax liability, provided that required information is furnished to the Internal Revenue Service.

     These backup withholding and information reporting rules are under review by the United States Treasury Department and their application to the Debt Securities could be changed by future regulations.

                              PLAN OF DISTRIBUTION

     Occidental may sell Debt Securities to one or more underwriters or dealers for public offering and sale by them or may sell Debt Securities to investors directly or through one or more agents designated from time to time by Occidental. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in an applicable Prospectus Supplement.

     Underwriters or agents may offer and sell the Debt Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Occidental also may offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt securities. In connection with the sale of Debt Securities, underwriters or agents may be deemed to have received compensation from Occidental in the form of underwriting discounts or commissions and also may receive commissions from purchasers of Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers of Debt Securities for whom they may act as agent.

     Any compensation paid by Occidental to underwriters or agents in connection with the offering of Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Occidental, to indemnification against, and contribution toward, certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Occidental for certain expenses.

     Underwriters, dealers or agents to or through which Debt Securities may be offered and sold may engage in transactions with, or perform other services for, Occidental and its subsidiaries in the ordinary course of business.

     If so indicated in an applicable Prospectus Supplement, Occidental may authorize underwriters or dealers, acting as Occidental's agents, to solicit offers by certain institutions to purchase Debt Securities from Occidental at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Occidental. Contracts will not be subject to any conditions except: (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Debt Securities are being sold to underwriters, Occidental shall have sold to such underwriters the total principal amount of the Debt Securities, less the principal amount thereof covered by Contracts. Underwriters and dealers will have no responsibility in respect of the delivery or performance of Contracts, except to the extent they have entered into a Contract.

     The Debt Securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurances can be given that there will be a market for the Debt Securities.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the Debt Securities being offered hereby will be passed upon for Occidental by Robert E. Sawyer, Esq., Associate General Counsel of Occidental. Mr. Sawyer beneficially owns, and has rights to acquire under employee stock options, an aggregate of less than 1% of the outstanding common stock of Occidental.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of Occidental and its subsidiaries, included or incorporated by reference in Occidental's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports, which include an explanatory paragraph with respect to the adoption by Occidental, effective January 1, 1992, of Statement of Financial Accounting Standards No. 106 and No. 109, as discussed in Note 4 to the consolidated financial statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with this offering to be borne by Occidental, other than any fees, discounts and commissions payable to underwriters or agents, are:

        Registration fee.................................................  $  258,623
        Printing fees and expenses.......................................     120,000
        Accounting fees and expenses.....................................     125,000
        Rating agency fees...............................................     350,000
        Legal fees and expenses..........................................      50,000
        Blue sky fees and expenses.......................................      10,000
        Fees of Trustee..................................................      10,000
        Miscellaneous....................................................       1,377
                                                                           ----------
                  Total..................................................  $  925,000
                                                                            =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Occidental's Restated Certificate of Incorporation, as amended, provides for the elimination of personal liability of its directors to the full extent permitted by the Delaware General Corporation Law and Occidental has entered into indemnification agreements with each director and certain officers providing for additional indemnification. Article VIII of Occidental's By-laws provides that Occidental shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their activities in such capacities. In addition, Occidental has insurance policies that provide liability coverage to directors and officers while acting in such capacities.

     The forms of Underwriting Agreement and Distribution Agreement filed as Exhibits 1.1 and 1.2, respectively, to this Registration Statement provide for indemnification of directors and officers of Occidental by the underwriters or agents, as the case may be, against certain liabilities.

ITEM 16.  EXHIBITS.

         1.1         Form of Underwriting Agreement.
         1.2         Form of Distribution Agreement.
         4           Form of Indenture between Occidental and The Bank of New York, as
                     Trustee, relating to the Securities.
         5           Opinion of Robert E. Sawyer, Esq.
        12           Statement regarding the computation of total enterprise ratios of earnings to fixed charges (incorporated by reference to Exhibit 12 to
                     Occidental's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, File No. 1-9210).
        23.1         Consent of Robert E. Sawyer, Esq. (included in Exhibit 5).
        23.2         Consent of Independent Public Accountants.
        24           Power of Attorney of the Registrant (reference is hereby made to page
                     II-3).
        25           Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, unless such information required in such post-effective amendment is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless such information is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Donald
P. de Brier, Scott A. King, Matthew T. Gay and Robert E. Sawyer his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all Amendments (including Post-Effective Amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 17, 1995.

                                          OCCIDENTAL PETROLEUM CORPORATION

                                          By        /s/  R. R. IRANI
                                          ------------------------------------
                                                        Ray R. Irani
                                            Chairman of the Board of Directors,
                                                          President
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                 TITLE                  DATE


                 /s/  R. R. IRANI                    Chairman of the Board        May 17, 1995
- -------------------------------------------         of Directors, President
                      Ray R. Irani                    and Chief Executive
                                                            Officer

                 /s/  A. R. LEACH                        Executive Vice           May 17, 1995
- -------------------------------------------           President and Chief
                  Anthony R. Leach                     Financial Officer

                 /s/  S. P. DOMINICK                  Vice President and          May 17, 1995
- -------------------------------------------            Controller (Chief
               Samuel P. Dominick, Jr.                Accounting Officer)

                   SIGNATURE                                 TITLE                  DATE

               /s/  ALBERT GORE                             Director              May 17, 1995
- ----------------------------------------------
                  Albert Gore

              /s/  ARTHUR GROMAN                            Director              May 17, 1995
- ----------------------------------------------
                 Arthur Groman

               /s/  J. ROGER HIRL                           Director              May 17, 1995
- ----------------------------------------------
                 J. Roger Hirl

              /s/  JOHN W. KLUGE                            Director              May 17, 1995
- ----------------------------------------------
                 John W. Kluge

             /s/  DALE R. LAURANCE                          Director              May 17, 1995
- ----------------------------------------------
               Dale R. Laurance

              /s/  I. W. MALONEY                            Director              May 17, 1995
- ----------------------------------------------
               Irvin W. Maloney

            /s/  GEORGE O. NOLLEY                           Director              May 17, 1995
- ----------------------------------------------
               George O. Nolley

             /s/  JOHN F. RIORDAN                           Director              May 17, 1995
- ----------------------------------------------
                John F. Riordan

             /s/  RODOLFO SEGOVIA                           Director              May 17, 1995
- ----------------------------------------------
                Rodolfo Segovia

             /s/  AZIZ D. SYRIANI                           Director              May 17, 1995
- ----------------------------------------------
                Aziz D. Syriani

             /s/  ROSEMARY TOMICH                           Director              May 17, 1995
- ----------------------------------------------
                Rosemary Tomich

                               INDEX TO EXHIBITS

                                                                                SEQUENTIALLY
  EXHIBIT                                                                         NUMBERED
  NUMBER                               DESCRIPTION                                  PAGE
  -------                              -----------                              ------------
   1.1    Form of Underwriting Agreement........................................

   1.2    Form of Distribution Agreement........................................

   4      Form of Indenture between Occidental and The Bank of New York, as
          Trustee, relating to the Securities...................................

   5      Opinion of Robert E. Sawyer, Esq......................................

  12      Statement regarding the computation of total enterprise ratios of earnings to fixed charges (incorporated by reference to Exhibit 12 to
          Occidental's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995, File No. 1-9210)................................

  23.1    Consent of Robert E. Sawyer, Esq. (included in Exhibit 5).............

  23.2    Consent of Independent Public Accountants.............................

  24      Power of Attorney of the Registrant (reference is hereby made to page
          II-4).................................................................

  25      Form T-1 Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of The Bank of New York, as Trustee under the
          Indenture.............................................................